EXHIBIT 10.5

June 20, 2019

Dave Powers

c/o Eagle Materials Inc.

5960 Berkshire Lane

Dallas TX 75225

Re:	Advisory Services

Dear Dave:

On behalf of the Board of Directors (the “Board”) of Eagle Materials Inc. (the “Company”), I want to thank you for your many years of service to the Company, during which you have demonstrated strong leadership and have made significant and meaningful contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as an advisor after your retirement on July 1, 2019 (the ‘Retirement Date”) as Chief Executive Officer of the Company, particularly during this important period in which the Company is implementing its previously announced plans to separate its wallboard business from its cement business pursuant to a tax-free spinoff.

This letter sets forth the arrangements between you and the Company with respect to your service after retirement as an advisor to the Company.

Service as a Director

Your retirement from active employment on your Retirement Date will not affect your status as a member of the Board, and following your Retirement Date, you will continue to serve as a director of the Company. You will receive an annual directors’ fee of $193,500 in cash (prorated for the period from July 1, 2019 through the date of the 2019 annual meeting of shareholders (approximately $16,125)) and thereafter will receive the normal annual director fee provided to all non-executive directors.

Transition and Advisory Services

Following your Retirement Date, you agree to serve as an advisor to the Company for the period commencing on July 1, 2019 and ending on March 31, 2020, unless earlier terminated as provided below (the “Term”).

As an advisor, you agree to perform the following services as reasonably requested by the Company (the “Services”): (1) provide support, advice, and counsel to the Chief Executive Officer of the Company regarding all aspects of the Company’s businesses; (2) consult with the Chief Executive Officer of the Company, including with regard to leadership transition; (3) assist the Chief Executive Officer and the management team with any special projects, including specifically with regard to the recently announced separation of the Company’s wallboard business and the cement business and the exploration of alternatives for the Company’s frac sand division; (4) perform such other services consistent with your experience and expertise as reasonably requested by the Board from time to time. You agree to be available to perform the Services during normal business hours, at times and on schedules that are reasonably consistent with your other personal or business activities and commitments. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that the level of your Services shall not exceed 20% of the average level of services you performed over the 36-month period immediately preceding your Retirement Date, consistent with the intent that your termination of employment with the Company on your Retirement Date constitutes a “separation from service” (within the meaning of Section 409A of the Code).

During the Term, you will receive a total advisory fee of $1,200,000 (the “Advisory Fee”). The Advisory Fee will be payable in cash in monthly installments of $133,333.33 on the last day of each calendar month (or the following business day), with the first such payment for the month of July 2019 to be made on July 31, 2019. During the Term, the Company will also provide you travel and expense reimbursement on the same basis as provided to you immediately prior to your Retirement Date.

The Compensation Committee and the Board of Directors of the Company has approved your resignation as a “retirement” and the lapsing of all restrictions on all of your outstanding earned but unvested shares of restricted stock listed on Exhibit A hereto effective as of the Retirement Date such that such shares shall become payable on the Retirement Date.

Either the Company or you may terminate your Services hereunder at any time by providing the other party with 30 days’ advance written notice of such termination. Upon such a termination for any reason, you shall have no further obligation to provide any Services and the Company shall pay to you any earned but unpaid Advisory Fee in respect of the period prior to the date of termination, as well as any unreimbursed travel and entertainment expense reimbursements, which payments will be made within 30 days following the date of termination (or, in the case of unreimbursed travel and entertainment expenses, within 30 days following the date of submission of the reimbursement request). In addition, if, during the Term, your Services are terminated (1) by the Company for any reason other than a Material Breach (as defined below) or (2) by you due to a Material Breach by the Company, (each of the terminations in clauses (1) and (2), a “Qualifying Termination”), you will also be entitled to receive (a) the Advisory Fee for the period from the date of termination through the end of the then-current Term (assuming you had not been terminated), which amounts shall be paid to you in cash in a lump sum within ten days following your date of termination.

For purposes of this letter, “Material Breach” means, with respect to a party, a material breach of this letter by such party, which breach remains uncured for 30 days after the receipt of written notice from the other party (delivered within 30 days of such other party first becoming aware of the existence of such condition or conditions constituting Material Breach) specifying in reasonable detail the conditions constituting Material Breach. A termination by you due to the Company’s Material Breach must occur, if at all, within 30 days following the expiration of the 30 day cure period.

Restrictive Covenants

You acknowledge that, in the course of your employment with the Company, you have been provided with or had access to information concerning the Company or its subsidiaries and affiliates, including without limitation their respective products, manufacturing and production, maintenance and other operational methods and techniques, accounting information, financial information, customer information (including without limitation customer names and customer sales and financial information), trade secrets, contract terms, financial information and corporate strategies, expansion opportunities and strategies and methods of doing business, and that the Company and its subsidiaries and affiliates have developed, compiled and otherwise obtained, often at great expense, this information, which has great value to business and could have value to their respective competitors. In addition, during the Term, the Company will provide you with or grant you access to information of the type described above that also has great value to business and could have value to their respective competitors in order to enable you to carry out the Services. As used in this Agreement, the term “Proprietary and/or Financial Information” means the information of the type referred to in the two immediately preceding sentences. You agree that the Proprietary and/or Financial Information is the sole and exclusive property of the Company and its affiliates.

You agree to hold in strict confidence and not disclose any Proprietary and/or Financial Information, directly or indirectly, to anyone outside of the Company or use, copy, publish, summarize, or remove such Proprietary and/or Financial Information from the Company’s premises control, unless you have the prior written consent of the Company. As part of the consideration for and inducement to entering this Agreement, the Company is expressly relying on the foregoing confidentiality covenant. The foregoing notwithstanding, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

During the period (the “Restricted Period”) ending on the first anniversary of your Retirement Date, in order to protect the Proprietary and/or Financial Information disclosed to you in the course of performing the Services, you agree that to the fullest extent permitted by law, you shall not engage or be engaged in any aspect whatsoever of any the following lines of business: (i) the production (including any associated mining), distribution, marketing or sale of cement (including Portland, oil well cement and blended cements), slag, slag cement, masonry cement, fly-ash, pozzolan or clinker; (ii) the production, distribution or marketing of readymix concrete; (iii) the mining, extraction, production or marketing of crushed stone, sand, gravel and aggregates; (iv) the production (including any associated mining), distribution, marketing or sale of gypsum wallboard; (v) the production, distribution, marketing or sale of recycled paperboard; (vi) the mining, processing, drying, manufacturing, distributing or marketing of frac sand; or (vii) any other line of business engaged in by the Company or any of its affiliates (each a “Line of Business” and collectively, the “Business”), either directly or indirectly as an individual, or as an employee, associate, partner, stockholder, consultant, owner, manager, agent or otherwise or by means of any corporate or other device, either on his own behalf in the Restricted Areas (as defined below) or on behalf of others who are engaged in any Line of Business (either directly or through an affiliate (including by virtue of having an affiliate in the Restricted Areas)) in the Restricted Areas. The “Restricted Areas” are, specific to each Line of Business, the geographic areas in which the Company or any of its subsidiaries or affiliates engages in the following activities for such Line of Business: (1) operates a manufacturing facility or other facility engaged in business operations, (2) engages in the distribution or sale of its products ,or (3) is actively pursuing a strategic initiative (including a merger, acquisition or business expansion) that would reasonably be expected to result in the Company or any of its subsidiaries or affiliates engaging in the activities described in clause (1) or (2) above, of which (in the case of this clause (3)) the Company has informed you or in respect of which you have performed any Services.

During the Restricted Period, in order to protect the Proprietary and/or Financial Information disclosed to you in the course of performing the Services, you agree you shall not solicit or initiate any contact with any customer, client or supplier of the Company or its subsidiaries or affiliates about which you possess Proprietary and/or Financial Information for purposes of obtaining business from such customer or client or arranging for or negotiating a supply relationship on behalf of any person or entity who is or may become in competition with the Company in any Line of Business or with the purpose or result of interfering with or adversely affecting the relationship between any such customer, client or supplier on the one hand and the Company or its subsidiaries or affiliates on the other hand.

During the Restricted Period, you agree you shall not solicit for employment, hire or attempt to hire any employee of the Company (or any of its subsidiaries or affiliates) or assist in such solicitation or hiring by any other person or entity, or encourage any employee to terminate his employment with the Company (or any of its subsidiaries or affiliates). This restriction shall not, however, operate to preclude you from engaging in any employment, occupation, consulting or other business activity which is unrelated to any Line of Business and as to which your participation therein does not give rise to a violation of the other provisions of this letter agreement. In addition, notwithstanding the foregoing, (i) a general solicitation of candidates that results in an application by a Company employee shall not be a violation of your covenant not to solicit or attempt to hire Company employees in this letter agreement.

If you breach any of the provisions of the covenants set forth under the heading “Restrictive Covenants” (collectively, the “ Restrictive Covenants”), all payments by the Company under this letter agreement shall cease and no further payments shall be due.

In addition to any other remedies, the Company will be entitled to specific performance and/or a temporary or permanent injunction prohibiting and enjoining you from violating the Covenants. For purposes of obtaining equitable relief, such as specific performance, a temporary restraining order, or an injunction (but not any relief to the extent it would involve the payment by Rowley of monetary damages), the Company need not prove, and you acknowledge and agree that irreparable harm or injury will have occurred as a result of any breach of the Covenants.

Indemnification

Following your Retirement Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with directors’ and officers’ insurance coverage through the Company’s existing directors’ and officers’ insurance policy, with respect to your services as an executive officer and director of the Company and its subsidiaries prior to your Retirement Date and thereafter your service on the Board and as an advisor, in each case, to the maximum extent that such indemnification and directors’ and officers’ insurance coverage is provided to any person who is an executive officer or director of the Company or any of its subsidiaries.

Independent Contractor; Taxes; Section 409A

You agree that you are serving as a member of the Company’s Board of Directors and performing the Services as an independent contractor and not as an employee of the Company and that, following your Retirement Date, you will not be eligible to continue to participate as an active employee in any employee benefit programs of the Company (other than as set forth herein). You acknowledge that, as an independent contractor, you will be responsible for the payment of all applicable taxes levied or based upon the compensation for your service as a member of the Board and an advisor following the Retirement Date and for all non-reimbursable expenses attributable to the rendering of the Services, including, without limitation, the payment of all federal, state, and local income taxes, employment taxes, and unemployment and workers’ compensation payments.

It is the intent of the parties that any amounts payable under this letter shall be exempt from or otherwise comply with the provisions of Section 409A of the Code, and each payment under this letter shall be treated as a separate payment for purposes of Section 409A of the Code. The parties intend that the terms and provisions of this letter shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A Code and, to the maximum extent permitted, this letter shall be interpreted so as to comply with Section 409A of the Code. With respect to any provision of this letter that provides for reimbursement of costs and expenses, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Miscellaneous

This letter will be binding upon, inure to the benefit of, and be enforceable by, as applicable, the parties hereto and their respective personal or legal representatives, successors, assigns, heirs, and legatees. Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, the Company may assign this letter, subject to its terms, to a successor to the Company by merger or other business combination or to a purchaser of all, or substantially all, of the Company’s assets.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. This letter will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Texas in any action or proceeding brought with respect to or in connection with this letter. This letter may not be amended or modified other than by a written agreement executed by the parties hereto.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

EAGLE MATERIALS INC.

By:	/s/ Michael Nicolais
Name: Michael Nicolais
Title: Chairman of the Board

ACKNOWLEDGED AND AGREED:

/s/ David Powers
David Powers

EXHIBIT A

Grant Date	Number of Shares of Restricted Stock
06/10/15	986
05/20/16	4,883
05/20/16	4,128
05/18/17	9,298
05/18/17	8,054
05/17/18	13,298
05/17/18	12,354

TOTAL	53,001